PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                       Contact:  Mark F. Bradley
---------------------                                 Peoples Bank
July 8, 2005                                          President and CEO
                                                      (740) 373-3155


                       PEOPLES BANK APPOINTS TWO DIRECTORS
     -----------------------------------------------------------------------

         MARIETTA, Ohio - Peoples Bank, National Association ("Peoples Bank"), a subsidiary of Peoples Bancorp Inc. (Nasdaq: PEBO), announced the recent elections of Jeffrey W. Franz and David L. Mead as directors of Peoples Bank. The Peoples Bank Board of Directors unanimously approved the appointments of Mr. Franz and Mr. Mead at the company's board meeting on June 23, 2005.
         "Jeff and David are welcome additions to the Peoples Bank board of directors," said Mark F. Bradley, President and Chief Executive Officer. "Both individuals have strong experience in the financial services industry, and we are fortunate to add representation of their caliber to our directorship."
         Mr. Franz, a life-long resident of Ashland, Kentucky, joins Peoples Bank's board with more than 20 years of experience in banking and financial services. Mr. Franz began his career with the Bank of Ashland in the mid-1980s. Following the acquisition of the Bank of Ashland by Fifth Third Bank, Mr. Franz served in a leadership role until his retirement in 2004. He is an owner of the Franz Group, LLC, a holding company for several real estate, development and investment companies. Mr. Franz's extensive civic involvement includes membership and past directorship of the Ashland Alliance (chamber of commerce for Boyd and Greenup Counties in eastern Kentucky); membership and active involvement with several committees of the Paramount Arts Center; and former Treasurer of the King's Daughters Health Foundation.
         Mr. Mead, a resident of Marietta, Ohio, is an Associate Professor of Management and Finance in the Department of Economics, Management and Accounting at Marietta College. Mr. Mead has 29 years of experience in accounting and finance and has most recently served as Chief Financial Officer of First Place Financial Corp. in Warren, Ohio, and Capital Holdings, Inc. in Toledo, Ohio. Mr. Mead is a graduate of Otterbein College with a degree in Business Administration. He received an MBA from Xavier University and is also a Certified Public Accountant. Mr. Mead is a member of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants. He is also a past chapter President and past director of the National Leadership Board of Financial Executives International.
         The appointments fill the vacancy created by the recent death of Robert
E. Evans, former Chairman and Chief Executive Officer of Peoples Bank, and increase the number of directors by one. With Mr. Franz and Mr. Mead's appointments, the number of directors was increased to 11. In other action at the June 23 Peoples Bank Board meeting, Paul T. Theisen was appointed Chairman of the Board and Wilford D. Dimit was appointed Vice Chairman of the Board of Directors.
Peoples Bank is a subsidiary of Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets. Peoples Bank makes available a complete line of banking, investment, insurance, and trust solutions through 50 locations and 33 ATMs in Ohio, West Virginia and Kentucky. Peoples Bank's financial service units include Peoples Financial Advisors and Peoples Insurance Agency, Inc. Peoples Bancorp's common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples Bancorp at www.peoplesbancorp.com.

                                 END OF RELEASE